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                                 EXHIBIT 12.1
               Ratios of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                             (Dollars in millions)

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

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

                                                         Quarter Ended                                    Six Months Ended
                                   -------------------------------------------------------------------  --------------------------
                                    June 30,     March 31,   December 31,   September 30,   June 30,     June 30,       June 30,
                                      1997         1997          1996           1996          1996         1997           1996
                                   -----------  -----------  -------------  -------------  -----------  -----------    -----------

Income before income taxes........    $ 58.8       $ 66.4        $ 57.2         $ 54.9        $ 64.7      $ 125.2         $ 112.4

Combined fixed charges and
  preferred stock dividends:

  Interest expense on deposits....     117.3        116.7         122.8          126.8         133.1        234.0           276.2

  Interest expense on long-term
   debt...........................       1.4           --            --             --            --          1.4              --

  Appropriate portion (1/3) of
    rent expense..................       1.1          1.1           1.2            1.1           1.1          2.2             2.0

  Preferred stock dividend
    requirements..................       0.1          0.1           0.1            0.1            --          0.2              --

     Total combined fixed charges
      and preferred stock dividends    119.9        117.9         124.1          128.0         134.2        237.8           278.2

Earnings before income taxes and
  combined fixed charges and
  preferred stock dividends.......     178.7        184.3         181.3          182.9         198.9        363.0           390.6

Ratio of earnings to
  combined fixed charges and
  preferred stock dividends.......       1.49x        1.56x         1.46x          1.43x         1.48x        1.53x           1.40x

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